Exhibit 4.4

MONSANTO COMPANY ERISA PARITY SAVINGS AND INVESTMENT PLAN

(As Amended and Restated as of December 31, 2008

And Subsequently Amended Through June 11, 2012)

SECTION 1.

PURPOSE

Effective as of July 1, 2001, Monsanto Company (the “Company”) established the Monsanto Company ERISA Parity Savings and Investment Plan (the “Plan”) as a successor to the Pharmacia Corporation ERISA Parity Savings and Investment Plan to provide certain federal income tax deferral opportunities to certain Participants and their beneficiaries in the Monsanto Company Savings and Investment Plan.

The Plan is intended to be an unfunded plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as defined by Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The purpose of the Plan is to provide Participants and their beneficiaries with:

A.	The ability to elect to defer federal income taxation on the portion of their Eligible Earnings that might have been contributed to the SIP Plan but for the Compensation Limitation and Section 415 Limitation; or to elect to defer another amount; and to be credited with Employer matching or certain other contributions that might have been made to the SIP Plan but for the Compensation Limitation or the Section 415 Limitation.

B.	The ability to designate the manner in which amounts credited to the Plan on the Participant’s behalf are credited with gains and losses, and to receive distribution from the Plan following Separation from Service or death.

SECTION 2.

EFFECTIVE DATE

The Plan was restated as of December 31, 2008 and has been subsequently amended on three occasions with the last such amendment having been made on June 11, 2012. This document sets forth the provisions of the Plan as restated as of December 31, 2008 and as subsequently amended through June 11, 2012. The restatement of the Plan was generally effective December 31, 2008, except that certain provisions reflected changes to the Plan that were approved and effective prior to December 31, 2008, as indicated herein. The Plan, as restated and amended, applies to Participants employed by an Employer after December 31, 2008. Additionally, the Plan, as restated and amended, applies to Participants who terminated employment on or after January 1, 2005 and on or before December 31, 2008 and had undistributed benefits under the Plan on the latter date. Special provisions applicable to such Participants were forth in Appendix A of the original version of this Plan, as restated as of December 31, 2008. The benefits and rights of any Participant who terminated employment before January 1, 2005 shall be determined solely under the terms of the Plan in effect on the date of his termination.

The Plan, as restated and amended, is generally intended to continue to comply with the requirements of Code Section 409A and related regulatory guidance, provided, however, that Grandfathered Accounts are not intended to comply with such requirements.

SECTION 3.

DEFINITIONS

3.1	Except as otherwise defined herein, all words with initial capitals shall have the same meaning as in the SIP Plan, whether or not such words are capitalized in the SIP Plan.

(a)	“2005-2009 Contribution Account” means the sub-account within a Participant’s SIP Parity Account to which contributions made by the Participant and matching or other contributions made by his Employer for 2005, 2006, 2007, 2008 and 2009, and all earlier contributions that were not earned and vested before January 1, 2005, shall be credited. A Participant’s 2005-2009 Contribution Account shall be adjusted for earnings and losses and reduced by distributions.

(b)	“409A Account,” means, for purposes of Section 5 of the Plan, the portion of a Participant’s SIP Parity Account comprised of his 2005-2009 Contribution Account and Post-2009 Contribution Account, as applicable.

(c)	“Board People Committee” means the People and Compensation Committee of the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986 or any successor thereto, as amended from time to time, and any applicable regulations thereunder.

(e)	“Committee” means the Board People Committee or the Internal People Committee, as the context may require, as more fully set forth in Section 10.

(f)	“Company” has the meaning set forth in Section 1.

(g)	“Compensation Limitation” means the limitation on the amount of compensation that may be taken into account in a given year under the SIP Plan under Code Section 401(a)(17).

(h)	“Death Benefit Beneficiary” has the meaning set forth in Section 7.2.

(i)	“Deferral Election” means an election by a Participant, made in accordance with the provisions of Section 4 hereof, and the rules and procedures established from time to time by the Company, to have Excess Eligible Earnings deferred under the Plan.

(j)	“Deferral Period” means the Deferral Period elected by a Participant pursuant to Section 5.3 or Section 6.3 as part of a Subsequent Deferral Election. The Deferral Period shall begin on the date on which payment would have been made to the Participant in the absence of the Subsequent Deferral Election and end on the date payment is made or commences.

(k)	“Deferred Payment Plan” means the Monsanto Company Deferred Payment Plan and any successor plan.

(l)	“EBPC” means the Employee Benefits Plans Committee of the Company or, to the extent necessary or appropriate in view of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, the Board People Committee.

(m)	“Eligible Earnings” means remuneration earned by an Eligible Employee during a calendar year for services provided to an Employer during such year, including base compensation, shift differential pay, overtime pay, holiday pay, fire brigade pay, military summer encampment pay, sick leave pay, strike time pay, call-in pay, pay in lieu of base wages, achievement awards from an achievement award program maintained by an Employer, contract notice pay, commissions, sales awards, gain sharing, and lump sum amounts to be paid in lieu of wage increases. Incentive Pay shall be included in Eligible Earnings in the year paid. Eligible Earnings shall also include any amount which is contributed by an Employer pursuant to a salary reduction agreement and which is not includible in the gross income of the Participant for the year under Code Section 125 or 402(e)(3). Eligible Earnings shall exclude amounts paid under any long-term incentive plan maintained by an Employer, restricted stock (and dividends payable thereon) granted pursuant to a management incentive plan maintained by an Employer, effective January 1, 2008 amounts earned under a bonus plan of an acquired company that were earned prior to such acquisition, amounts paid by an Employer for insurance or other welfare plans or benefits, FlexCredits, pay in lieu of vacations, compensation attributable to the exercise of stock options, ad hoc one-time payments, amounts paid after the participant’s final regular paycheck, payments from the Holden’s Foundation Seeds Inc. Employee Bonus Trust and any other amounts designated by the Company. Previously deferred compensation that is paid during a calendar year shall not be included in Eligible Earnings. In addition, notwithstanding anything in the foregoing to the contrary, amounts deferred under the Deferred Payment Plan shall not be included in Eligible Earnings in the year deferred. Pay or compensation not specifically listed in this paragraph as included in Eligible Earnings shall be excluded. Effective January 1, 2013, any amounts of pay or compensation that would otherwise constitute Eligible Earnings with respect to a calendar year but are deferred under this Plan shall nevertheless be treated as Eligible Earnings for purposes of determining a Participant’s share of any Employer Excess Contribution attributable to such calendar year.

(n)	“Eligible Employee” means, prior to January 1, 2008, an employee of a participating Employer who is a SIP Plan Participant, whose participation in the SIP Plan is limited by either (i) the Section 415 Limitation or (ii) the Compensation Limitation, who has elected to participate in this Plan and for whom benefits under this Plan have been accrued. Effective January 1, 2008, the term “Eligible Employee” shall mean a SIP Participant whose Employer incentive opportunity level is M04 or above, and whose base salary plus target annual incentive for a year are expected (as of a date in the prior year determined by the Company) to exceed the Compensation Limitation or whose Annual Additions to the SIP Plan are expected (as of a date in the prior year determined by the Company) to exceed the Section 415 Limitation. Notwithstanding the foregoing, effective January 1, 2008, an employee who is hired by an Employer during a year shall be an Eligible Employee for that year only if (x) his rate of base pay for the year will exceed the Compensation Limitation, (y) he is selected by the Company to participate in the Plan, and (z) he makes a Deferral Election prior to his employment commencement date. Effective January 1, 2013, the term “Eligible Employee” shall mean (a) a SIP Participant whose Employer incentive opportunity level is M04 or above and who has elected to participate in this Plan and (b) any SIP Participant (i) who does not have an Employer incentive opportunity level of M04 or above or (ii) who does have an Employer incentive opportunity level of M04 or above but has not elected to participate in the Plan, but, in the case of (i) and (ii) above, only if such SIP Participant (A) becomes Disabled, (B) was hired on or after July 8, 2012, and (C) was receiving a level of compensation immediately prior to becoming Disabled that equaled or exceeded the dollar threshold used under Section 414(q) of the Code to define a “highly compensated employee”. An individual who becomes an Eligible Employee pursuant to (b), above, shall not be eligible to make Employee Excess Contributions to the Plan but shall only be considered an Eligible Employee for purposes of receiving an allocation of Employer Excess Contributions described in 3.1(q)(iii) that are based upon the Employer Core Contribution under the SIP Plan and shall not be eligible to receive any other Employer Excess Contributions under this Plan.

(o)	“Employee Excess Contributions” means Excess Eligible Earnings which are credited to a Participant’s SIP Parity Account pursuant to a valid Deferral Election.

(p)	“Employer” means the Company or the Subsidiary for whom an Eligible Employee performs services.

(q)	“Employer Excess Contribution” means each of the following:

(i)	With respect to Employee Excess Contributions made prior to January 1, 2013, 60 percent of the amount of a Participant’s Employee Excess Contributions that are not in excess of seven percent of Excess Eligible Earnings and with respect to Employee Excess Contributions made on and after January 1, 2013, 80 percent of the amount of a Participant’s Employee Excess Contributions that are not in excess of eight percent of Excess Eligible Earnings; and

(ii)	In the case of Eligible Employees in Employee Group A, as defined in the SIP Plan, the product of the Discretionary Percentage determined by the Company under the SIP Plan for the year and the Participant’s Employee Excess Contributions that are not in excess of 10 percent (or such other percentage determined by the Company under the SIP Plan for the year) of Excess Eligible Earnings; and

(iii)

In the case of an Eligible Employee who has become Disabled and would otherwise be eligible for an allocation of the Employer Core Contribution under the SIP, a contribution equal to (a) the Eligible Employee’s “imputed” compensation level as such term is used under the SIP Plan to determine the Employer Core Contribution for individuals who are Disabled, multiplied by (b) the percentage that would otherwise have been used to compute the individual’s Employer Core Contribution under the SIP Plan. However, a Disabled Participant’s eligibility to receive an Employer Excess Contribution pursuant to this 3.1(q)(iii) will cease upon the earlier to occur of (a) the Disabled Participant’s attainment of age 65, or (b) the withdrawal by the Disabled Participant of any portion of his benefit that is attributable to Employer Excess Contributions made pursuant to this 3.1(q)(iii); and

(iv)	Any other Employer matching or other Employer contributions that would have been made to the SIP Plan including, but not limited to, the Employer Core Contribution but for the Section 415 Limitation or the Compensation Limitation.

(r)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable regulations thereunder.

(s)	“Excess Eligible Earnings” means an Eligible Employee’s Eligible Earnings for a year earned after the earlier of:

(i)	The date the Eligible Employee’s eligible earnings (as defined in the SIP Plan for purposes of the SIP Plan) equal the Compensation Limitation; or

(ii)	The date the sum of the following amounts equals the Section 415 Limitation:

1)	The Eligible Employee’s Before-Tax Contributions to the SIP Plan for the year;

2)	The Eligible Employee’s After-Tax Contributions to the SIP Plan for the year; and

3)

For years ending prior to January 1, 2013, an amount equal to 60 percent of the Eligible Employee’s aggregate Matched Before-Tax Contributions and Matched After-Tax Contributions to the SIP Plan except that in respect of the 2012 Plan Year of the SIP Plan, the applicable percentage of an Eligible Employee’s Aggregate Match Before-Tax Contributions to the SIP Plan for these purposes will be 80 percent rather than 60 percent if such Eligible Employee is in Employee Group B, as defined in the SIP Plan, during the 2012 Plan Year. For years beginning on and after January 1, 2013, an amount equal to 80 percent of the Eligible Employee’s Aggregate matched Before-Tax Contributions and Matched After-Tax Contributions to the SIP Plan. To the extent that the Employer makes any portion of its matching contribution to the SIP Plan on behalf of an Eligible Employee in the form of Employer securities from the ESOP, the amount of such contribution shall be discounted by the ESOP Loan factor set by the Company before the beginning of the year for purposes of this 3.1(s)(ii). Any portion of the Company matching contribution to the SIP Plan made in cash will not be subject to any discount for purposes of this 3.1(s)(ii).

(t)	“Executive Officer” means a Participant who is subject to the reporting requirement of Section 16 of the Securities Exchange Act of 1934.

(u)	“Grandfathered Account” shall mean the sub-account within a Participant’s SIP Parity Account to which contributions made by the Participant and matching contributions made by his Employer that were earned and vested before January 1, 2005, as determined in accordance with the provisions of the Plan as in effect on that date and the rules under Treas. Reg. § 1.409A-6(a)(3) (or any successor provision) and reflected in the Company’s records, shall be credited. A Participant’s Grandfathered Account shall be adjusted for earnings and losses and reduced by distributions.

(v)	“Incentive Pay” means annual cash bonuses paid under an annual incentive plan established by an Employer.

(w)	“Investment Election” means an election by a Participant regarding the manner in which such Participant’s SIP Parity Account shall be credited with gains and losses in accordance with such procedures and subject to such limitations as may be established by the Company from time to time.

(x)	“Participant” means any current or former employee of an Employer for whom amounts are credited to a SIP Parity Account under the Plan. A Participant shall remain a Participant until his account under the Plan is fully distributed or forfeited.

(y)	“Pension Parity Plan” means the plan currently known as the Monsanto Company ERISA Parity Pension Plan, as amended and restated from time to time, or any successor thereto.

(z)	“Plan” means the Monsanto Company ERISA Parity Savings and Investment Plan.

(aa)	“Post-2009 Contribution Account” means the sub-account within a Participant’s SIP Parity Account to which all contributions made by the Participant or his Employer that are not credited to the Participant’s Grandfathered Account or 2005-2009 Contribution Account shall be credited. A Participant’s Post-2009 Contribution Account shall be adjusted for earnings and losses and reduced by distributions.

(bb)	“Section 415 Limitation” means the limitation on Annual Additions described in Section 6.3 of the SIP Plan.

(cc)	“Separation from Service” means a Participant’s “separation from service” as defined under Code Section 409A and Treas. Reg. § 1.409A-1(h) (or any successor provision). For this purpose, a Participant shall have a Separation from Service if the Participant ceases to be an employee of his Employer and all persons with whom the Employer would be considered a single employer under Code Section 414(b) or (c). A Participant shall have a Separation from Service if it is reasonably anticipated that no further services shall be performed by the Participant, or that the level of services the Participant shall perform shall permanently decrease to no more than 20 percent of the average level of services performed by the Participant over the immediately preceding 36-month period (or the Participant’s full period of service, if the Participant has been performing services for less than 36 months).

(dd)	“SIP Parity Account” means a Participant’s share of a reserve established on the financial records of the Company under this Plan, equal to the amount credited to the Participant under Sections 4.1 and 4.2 (or the prior provisions of the Plan), adjusted for earnings and losses, and reduced by distributions. The SIP Parity Account shall include the Participant’s Grandfathered Account, 2005-2009 Contribution Account and Post-2009 Contribution Account, as applicable, each of which shall include a “Deferral Election Sub-Account” for amounts credited pursuant to a Participant’s Deferral Election under Sections 4.1 and 4.2(a) (or the prior provisions of the Plan regarding deferrals by Participants) and an “Employer Matching Sub-Account” for amounts credited pursuant to Section 4.2(b) (or the prior provisions of the Plan regarding Employer contributions).

(ee)	SIP Participant” means a participant in the SIP Plan to the extent of his participation in that plan.

(ff)	“SIP Plan” means the Monsanto Company Savings and Investment Plan, as amended and restated from time to time, or any successor thereto.

(gg)	“Subsequent Deferral Election” means an election by a Participant pursuant to Section 5.3 or Section 6.3, as applicable, to defer distribution to a date later than the date on which payment would have been made to the Participant under Section 5.1, 5.2 or 6.2, as applicable.

(hh)	“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity or enterprise that would be treated as a single employer with the Company under Code Section 414(b) or (c).

(ii)	“Transition Election” means an election by a Participant pursuant to Section 5.2 regarding the timing and form of payment of his 2005-2009 Contribution Account.

(jj)

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the

Participant. The determination of whether a Participant has experienced an Unforeseeable Emergency shall be made in accordance with Treas. Reg. § 1.409A-3(i)(3) (or any successor provision).

(kk)	“Window Policy” shall mean the Monsanto Company Executive and Director Securities Trading Policy

(ll)	The word “year,” unless otherwise specified, means a calendar year.

(mm)	“Disabled” A Participant will be considered to be “Disabled” for purposes of this Plan if he has been deemed, under the terms of the Monsanto Company Disability Plan (“Disability Plan”), at the time he ceases to perform services as an active Eligible Employee, to have incurred a long-term disability due to his inability to perform with or without reasonable accommodation, any reasonable occupation for which he is qualified or may become qualified by virtue of his education, training, or experience and he is eligible for benefits under the Disability Plan as a result of such long-term disability.

SECTION 4.

DEFERRAL AND INVESTMENT ELECTIONS

4.1	Deferral Elections. Deferrals in this Plan with respect to any post-2008 Employee Excess Contributions and Employer Excess Contributions shall be governed by this Section 4.1.

(a)	Deferral Elections.

(i)

Each Eligible Employee shall have the opportunity to elect to have a portion of his Excess Eligible Earnings for a year credited to the Eligible Employee’s SIP Parity Account instead of being paid in cash. A Deferral Election shall be made and become irrevocable no later than August 31 of the year prior to the year to which it applies, or such earlier time as may be determined by the Company, consistent with the requirements of Code Section 409A and Treas. Reg. § 1.409A-2(a) (or successor provisions). An Eligible Employee’s deferral election under the SIP Plan with respect to compensation paid in a year shall be made at the same time as his Deferral Election under this Plan with respect to Excess Eligible Earnings paid in the same year, subject to the right to subsequently change such SIP Plan election to the extent required by the regulations under Code Section 401(k). A Deferral Election under this Plan shall apply to 1% to 25% of the Eligible Employee’s Excess Eligible Earnings for a year, as elected by the Eligible Employee (or such other amounts as the Company shall designate). The Company may, from time to time, provide separate rules governing the application of Deferral Elections to Incentive Pay.

For years prior to 2008, the percentage of Excess Eligible Earnings deferred by an Eligible Employee under this Plan was required to be the same as the percentage of compensation deferred by the Eligible Employee under the SIP Plan. As provided above, for deferrals in 2008 and subsequent years, an Eligible Employee may make separate deferral elections and designate different contribution percentages under this Plan and the SIP Plan and both deferral elections shall become irrevocable at the same time.

(ii)

Effective January 1, 2008, and prior to January 1, 2013, if an individual is hired by an Employer after the deadline established under Section 4.1(a)(i) for making a Deferral Election for a year, and the individual is designated as an Eligible Employee prior to the date on which he commences employment, the individual may make an irrevocable Deferral Election for the year as long as the election is made prior to his employment commencement date, to take effect on his employment commencement date. Effective January 1, 2013, an individual who first becomes eligible to participate in the Plan shall have the opportunity to make an Irrevocable Deferral Election, no more than thirty (30) days after the date on which he commences employment or otherwise first qualifies to participate in the Plan, to make Employee Excess Contributions during the current year in respect of Excess Eligible Earnings earned after the date such Irrevocable Deferral Election is made. In addition, if an individual first becomes eligible to participate in the Plan after the deadline established under Section 4.1(a)(i) for making a Deferral Election for the following year, such individual shall have the opportunity to make an Irrevocable Deferral Election, no more than thirty (30) days after the date on which he commences employment or otherwise first qualifies to participate in the Plan, to make Employee Excess Contributions during the following year in respect of Excess Eligible Earnings earned in such following year. This provision shall apply to an individual (including a rehired individual) only to the extent permitted by Treas. Reg. § 1.409A-2(a)(7) (or any successor provision).

(iii)	Notwithstanding anything in the foregoing to the contrary, in the case of a Participant who first becomes a Change of Control Participant in a year, such Participant’s Automatic Deferral Earnings shall not be subject to a Deferral Election, but instead shall be subject to deferral at the Automatic Deferral Rate.

(b)	Irrevocability. An Eligible Employee’s Deferral Election shall remain in effect until revoked or modified in accordance with procedures established by the Company consistent with the requirements of Code Section 409A and Treas. Reg. § 1.409A-2(a) (or successor provisions).

4.2	SIP Parity Account Credits.

(a)	Employee Excess Contributions. An Eligible Employee’s Deferral Election for a year shall apply only to his Excess Eligible Earnings. An amount equal to the percentage elected by the Eligible Employee in his Deferral Election multiplied by his Excess Eligible Earnings shall be credited to the Eligible Employee’s SIP Parity Account as Employee Excess Contributions. Such credits shall be made each payroll period in which the Eligible Employee earns Excess Eligible Earnings, or such other time as the Company shall determine, provided that the Employee Excess Contributions during the year, in the aggregate, reflect the Eligible Employee’s Deferral Election in accordance with Code section 409A.

(b)	Employer Excess Contributions. An Eligible Employee who has made a Deferral Election reaches the Compensation Limitation or the Section 415 Limitation for a year shall have Employer Excess Contributions credited to his SIP Parity Account for the year as follows:

(i)	Timing of Crediting of Employer Excess Contributions. Any Employer Excess Contributions described in Section 3.1(q)(i) shall be credited to the Eligible Employee’s SIP Parity Account each payroll period, or such other time as the Company shall determine, provided that such matching contributions during the year, in the aggregate, reflect the total amount determined under Section 3.1(q)(i). Any Employer Excess Contributions described in Section 3.1(q)(ii) or (iii) shall be credited as of the last day of the year.

(ii)	Form of Crediting of Employer Excess Contributions. On or before December 31, 2007, any Employer Excess Contributions shall be credited to the Participant’s SIP Parity Account as if such amount would have been credited as a Matching Contribution under the SIP Plan. Effective January 1, 2008, any Employer Excess Contributions shall be credited to the Participant’s SIP Parity Account as elected by the Participant in his Investment Election.

4.3	Investment Elections. On or before December 31, 2007, the investment of future deferrals to a Participant’s SIP Parity Account corresponded to the investment of future deferrals to his SIP Plan account, and the investment of the Participant’s existing SIP Parity Account corresponded to the investment of his existing SIP Plan account. Effective January 1, 2008, Participants may make separate Investment Elections with respect to their SIP Parity Accounts as set forth in this Section 4.3.

(a)

Adjustments to SIP Parity Accounts. Each Participant’s SIP Parity Account shall be credited and charged with the dividends, income, gains and losses, and adjusted for stock splits, stock dividends, recapitalizations, consolidations or other changes in capitalization, as the case may be, that such amount would have been credited, charged with or adjusted for, if the SIP Parity Account had been invested in the deemed investment funds that are elected by the Participant in his Investment Election. The deemed investment funds available for the investment of Participants’ SIP Parity Accounts shall be the same as the Investment Funds and Pre-Mixed Portfolios available under the SIP Plan, except as provided in Section 4.3(c).

(b)	Procedures for Investment Elections. In accordance with such procedures and subject to such limitations as may be established by the Company from time to time, each Participant may make an Investment Election for future deferrals (which shall apply to both his Employee Excess Contributions and Employer Excess Contributions), and may change his Investment Election for future deferrals or for his existing SIP Parity Account. If a Participant fails to make an Investment Election, such Participant’s SIP Parity Account shall be credited and charged with the income, gains and losses with respect to such amount that would have been credited and charged had such amount been contributed to the Moderately Aggressive Portfolio Fund under the SIP Plan. A Participant’s Investment Election may be different for future deferrals than for the existing SIP Parity Account.

(c)

Special Rules for Executive Officers and Certain Other Participants. No Executive Officer may make an Investment Election directing that any portion of the Employee Excess Contributions credited to his SIP Parity Account be charged with or adjusted as if such amounts had been invested in the Monsanto Company (Employee) Stock Fund in the SIP Plan. If such a Participant makes such an Investment Election, such Participant’s Employee Excess Contributions, if any, shall be credited and charged with the income, gains and losses with respect to such amount that would have been credited and charged had such amount been contributed to the Moderately Aggressive Portfolio Fund under the SIP Plan. With respect to his existing SIP Parity Account, an Executive Officer or other Participant who is subject to the Window Policy may direct the deemed investment of all or a portion of the SIP Parity Account into the Monsanto Company (Employee) Stock Fund, or may direct that amounts deemed invested in the Monsanto Company

(Employee) Stock Fund or the Monsanto Company (Employer) Stock Fund be transferred to another deemed investment fund, but any such election shall be subject to and comply with the provisions of the Window Policy and any additional rules and procedures established by the Company.

(d)	Transfer Restrictions. The following rules will apply to an exchange in and then out of any deemed investment fund (other than a deemed investment found having the characteristics of stable value fund) within a 30-day period in an amount that is greater than $1,000 (“Roundtrip Transaction”):

(i)	If a Participate completes one Roundtrip Transaction, a warning letter will be issued

(ii)	If a Participate completed two Roundtrip Transactions in any one deemed investment fund within any 90-day period, the Participant will be prohibited from making a constructive investment into such deemed investment fund for a period of 85 days beginning on the date on which the second Roundtrip Transaction is completed;

(iii)	If Participant completes four Roundtrip Transactions in one or more deemed investment funds within any 12-month period, the Participant will be limited to one constructive exchange day per calendar quarter for a period of 12 months following the date on which the fourth Roundtrip Transaction occurs;

(iv)	Once the 12-month limitation period described in subsection (3) above expires, any subsequent Roundtrip Transaction in any one deemed investment fund in the 12-month period following the expiration date will result in another 12-month limitation period of one exchange date per calendar quarter;

(v)	Notwithstanding the preceding, a Participant may make an election to constructively withdraw out of any deemed investment fund at any time and may constructively invest amounts into a deemed investment fund having the characteristics of stable value fund at any time; and

(vi)	These rules do not apply to contributions, or withdrawals.

4.4

No Investment Election After Separation from Service. A Participant’s Investment Election with respect to the Participant’s SIP Parity Account shall expire on the last day of the calendar month coincident with or next following the Participant’s Separation from Service. Effective on the first day of the calendar month following the Participant’s

Separation from Service and ending on the date distribution of the Participant’s SIP Parity Account commences, the Participant’s SIP Parity Account shall be credited with interest at a rate equal to the average of the monthly averages of the Moody BAA Bond index for the preceding year.

SECTION 5.

MANNER AND TIME OF PAYMENT OF 409A ACCOUNTS

5.1	Timing and Form of Payment.

(a)	Payment Event. The vested portion of a Participant’s 409A Account (i.e., the Participant’s 2005-2009 Contribution Account and Post-2009 Contribution Account, as applicable) shall be paid to the Participant following Separation from Service as described below.

(b)	Timing and Form. The vested portion of a Participant’s 409A Account shall be paid to the Participant in cash in a single lump sum distribution in the thirteenth month that begins after the month of the Participant’s Separation from Service (e.g., for a Separation from Service that occurs on February 15, 2009, payment will be made in March 2010).

5.2	2008 Transition Period Elections.

(a)

Eligibility; Procedures. Notwithstanding Section 5.1, each Participant who is an Eligible Employee shall be permitted to make a Transition Election as to the timing and form of payment of his 2005-2009 Contribution Account, to the extent vested, as described below. The procedures and period for making such Transition Elections shall be determined by the Company, provided that all such elections must be made by and shall become irrevocable as of December 31, 2008. If any Participant who makes a Transition Election pursuant to this provision has a Separation from Service before December 31, 2008, such election shall not be given effect and such Participant’s timing and form of payment shall be as set forth in Appendix A of the original version of this Plan, as restated as of December 31, 2008. If an eligible Participant does not make a Transition Election pursuant to this provision, or if the Participant’s Separation from Service occurs after the last day on which such Transition Election will satisfy the requirement set forth in Section 5.2(b)(i)(II) below (i.e., commencement of payment by age 70-1/2), the Participant’s 2005-2009 Contribution Account shall be paid as provided in Section 5.1, subject to the Participant’s right to make a Subsequent Deferral Election with respect to such Account pursuant to Section 5.3.

(b)	Available Elections. Each Participant described above shall be permitted to make the following elections:

(i)	An election to receive (or commence receiving) payment of his 2005-2009 Contribution Account, to the extent vested, on a date, which shall be expressed as a specified period following Separation from Service (e.g., three years after Separation from Service), that is (I) no earlier than the thirteenth month that begins after the month of the Participant’s Separation from Service and (II) no later than the date the Participant attains age 70-1/2.

(ii)	An election to have his 2005-2009 Contribution Account, to the extent vested, paid in any form available under Section 5.3(d) (i.e., either (I) a Single Lump Option providing for payment of the entire value of the 2005-2009 Contribution Account in a single lump sum on the date designated pursuant to paragraph (i) above, or (II) a Term Certain Option providing for payment of the value of the 2005-2009 Contribution Account in monthly installments over one to 10 whole years beginning on the date designated pursuant to paragraph (i) above).

5.3	Subsequent Deferral Elections.

(a)

Submission of Subsequent Deferral Election. A Participant may elect to defer distribution of his 2005-2009 Contribution Account and/or Post-2009 Contribution Account, to the extent vested, to a date (i.e., month and year), later than provided under Section 5.1, or, if applicable with respect to the Participant’s 2005-2009

Contribution Account, to a date later than elected by the Participant pursuant to Section 5.2. Any such Subsequent Deferral Election must be submitted to the Company or its delegate in accordance with the rules and procedures adopted by the Company. A Subsequent Deferral Election must specify the Deferral Period, including the date on which payment is to commence, and the form of payment elected by the Participant. A Participant may make separate Subsequent Deferral Elections with respect to his 2005-2009 Contribution Account and Post-2009 Contribution Account (whether or not the Participant has made a Transition Election with respect to the 2005-2009 Contribution Account pursuant to Section 5.2). Subject to Section 5.7 (regarding reemployed Participants), a Participant may make only one Subsequent Deferral Election with respect to each type of account. Any Subsequent Deferral Election made by a Participant may not be changed by the Participant following its submission to the Company.

Prior to January 1, 2008, deferral requests by Participants were subject to the approval of the Committee. Effective January 1, 2008, Subsequent Deferral Elections shall be automatically approved, provided that the applicable requirements are met.

(b)	Timing of Election. A Subsequent Deferral Election must be submitted before, but not more than 60 days before, the Participant’s Separation from Service and shall become irrevocable upon the Participant’s Separation from Service. If the Participant does not have a Separation from Service within 60 days following the submission of the Subsequent Deferral Election, the Subsequent Deferral Election shall not be given effect. A Subsequent Deferral Election shall not take effect until at least 12 months after the date on which the Subsequent Deferral Election is made.

(c)

Determination of Deferral Period. Any Deferral Period elected by a Participant shall be a minimum of five years from the date that payment to the Participant would have been made under Section 5.1, or, if applicable with respect to the Participant’s 2005-2009 Contribution Account, from the date elected by the

Participant pursuant to Section 5.2; provided, that distribution begins no later than the date the Participant attains age 70-1/2. If the Deferral Period elected by the Participant does not meet these requirements, the Participant’s Subsequent Deferral Election shall not be given effect and the Participant shall be notified that the applicable portion of his Account instead shall be paid as provided in Section 5.1 or Section 5.2, as applicable. Any installment form previously elected by the Participant with respect to his 2005-2009 Contribution Account pursuant to Section 5.2 shall be treated as a single payment for purposes of applying this provision (i.e., if the Participant elects to change the form of payment of his 2005-2009 Contribution Account to a lump sum or to another installment form providing for payment over a different number of years than previously elected, the required five-year minimum Deferral Period shall be measured from the date the first installment would have been paid under the previously elected form).

(d)	Form of Payment. As part of a Subsequent Deferral Election, the Participant shall elect to have the applicable portion of his 409A Account (i.e., the 2005-2009 Contribution Account and/or the Post-2009 Contribution Account), to the extent vested, paid pursuant to one of the forms of payment set forth below.

(i)	A Single Lump Sum Option under which the entire value of the applicable portion of the Participant’s 409A Account (i.e., the 2005-2009 Contribution Account and/or the Post-2009 Contribution Account), to the extent vested, shall be paid to the Participant in a single lump sum at the end of the Deferral Period on the date specified in the Subsequent Deferral Election.

(ii)

A Term Certain Option which shall provide for distribution of the value of the applicable portion of the Participant’s 409A Account (i.e., the 2005-2009 Contribution Account and/or the Post-2009 Contribution Account), to the extent vested, to the Participant in equal monthly installments over a designated number of whole years not to exceed 10 years, beginning at the end of the Deferral Period on the date specified in the Subsequent Deferral Election. The amount of each monthly installment shall equal the value of the applicable portion of the Participant’s 409A Account, to the extent vested, at payment commencement divided by an annuity factor based on an annualized interest rate of 8.0%. The annuity factor for each Term Certain Option is as follows:

Term Certain Period	Annuity Factor
1 year	11.5870
2 years	22.3156
3 years	32.2495
4 years	41.4476
5 years	49.9643
6 years	57.8502
7 years	65.1519
8 years	71.9128
9 years	78.1728
10 years	83.9692

Notwithstanding the above, with respect to any Term Certain Option that is payable pursuant to a Subsequent Deferral Election made on or after January 1, 2013, the amount of the monthly installment with respect to a particular calendar month shall equal the value of the applicable portion of the Participant’s 409A Account, to the extent vested, as of the first day of such month multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the number of months (including the then-current month) remaining in the designated term certain period.

5.4	Financial Emergency Distribution. In the event that a Participant who has made a Transition Election or Subsequent Deferral Election incurs an Unforeseeable Emergency following his Separation from Service, such Participant or his legal representative may submit a written request to the EBPC that it approve an immediate distribution of all or a portion of his vested 409A Account; provided, however, that no distribution shall be made under this provision prior to the date on which payment would have been made to the Participant under Section 5.1 in the absence of such Transition Election or Subsequent Deferral Election. If the EBPC approves such request, the Company shall pay to the Participant, within 60 days following such approval, an amount equal to the lesser of (i) the value of the Participant’s vested 409A Account or, if payments have commenced, the value of the remaining payments (as described below), and (ii) the amount reasonably necessary to satisfy the emergency need (plus amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), taking into account the extent to which such need is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. No amount shall be paid under this provision in excess of the amount permitted under Code Section 409A and Treas. Reg. § 1.409A-3(i)(3) (or any successor provisions).

For purposes of determining the amount which may be distributed in accordance with the preceding paragraph, the value of the remaining payments for a Participant receiving payment in an Term Certain Option pursuant to Section 5.3(d)(ii) shall be equal to the monthly annuity payment multiplied by an annuity factor based on the number of remaining term certain payments and a monthly interest rate of 0.643404%.

The value of the remaining payments for a Participant who has received a complete distribution of his 409A Account pursuant to Section 5.3(d)(i) or (ii) shall be zero.

If a Participant receives a distribution pursuant to this Section 5.4, the value of the Participant’s subsequent installment payments shall be reduced by the annuity value of such distribution, based on an annualized interest rate of 8.0%, so that the amount of each subsequent installment is equal.

Payment shall be made pro rata from the Participant’s 2005-2009 Contribution Account and Post-2009 Contribution Account, as applicable. If a Participant has elected a different time and/or form of payment for his 2005-2009 Contribution Account and Post-2009 Contribution Account, the preceding provisions regarding the calculation of the Participant’s remaining payments and subsequent installments shall apply separately to each such account.

Subject to the guidelines set forth herein, the EBPC shall have sole authority to determine if an Unforeseeable Emergency exists and, if so, the amount of the distribution necessary to meet the Unforeseeable Emergency. The decision of the EBPC shall be final and binding upon all parties.

5.5	Early Payment of Benefits. The EBPC, in its sole discretion, may authorize early payment of all or a portion of a Participant’s vested 409A Account to the extent permitted by Treas. Reg. § 1.409A-3(j)(4) (or any successor provision). Without limitation, payment may be accelerated:

(a)	To the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)	To pay any Federal Insurance Contributions Act (FICA) tax imposed on compensation deferred under the Plan, to pay any federal, state, local or foreign income tax imposed as a result of payment of the FICA tax amount, and to pay the additional income tax attributable to the pyramiding wages and taxes. The total payment may not exceed the aggregate FICA tax amount and the income tax withholding related to such FICA tax amount.

(c)	If the Plan fails to meet the requirements of Code Section 409A. The payment may not exceed the amount required to be included in income as a result of such failure.

5.6

Latest Payment Date. Notwithstanding anything herein to the contrary, where a date is specified for payment of the Participant’s 409A Account under this Section 5 or in Appendix A of the original version of this Plan, as restated as of December 31, 2008, payment may be made at any later date within the same calendar year, or, if later, in the next calendar year, by the 15th day of the third calendar month following the specified date (or at any other later or earlier time permitted by Code Section 409A).

5.7	Reemployment.

(a)	Continued Distribution of Account. If a Participant who is scheduled to receive or is receiving payment following Separation from Service (whether pursuant to Section 5.1, 5.2 or 5.3) is reemployed by an Employer prior to the complete distribution of his vested 409A Account, payment shall be made to the Participant at the scheduled time or times without regard to the Participant’s reemployment.

(b)	New Account. A reemployed Participant who is an Eligible Employee may make a new Deferral Election pursuant to Section 4.1 and receive additional Employer contributions, in which case a new account shall be established for such Participant to which contributions relating to the period following the Participant’s re-employment shall be credited. Such new account shall be distributed at the time provided in Section 5.1, subject to the Participant’s right to make a Subsequent Deferral Election with respect to such new account under Section 5.3, provided that payment of any previously forfeited unvested amounts that are restored upon the Participant’s reemployment shall be made in the form applicable at the time of the Participant’s prior termination in accordance with the rules set forth herein. If a Participant is reemployed prior to 2010 and the Participant’s new account includes both a 2005-2009 Contribution Account and Post-2009 Contribution Account, the Participant may make a separate Subsequent Deferral Election with respect to each such account.

5.8	Participants Terminating Prior to January 1, 2009. The payment provisions applicable to Participants who terminate employment on or after January 1, 2005 and on or before December 31, 2008 shall be as set forth in Appendix Z of the original version of this Plan, as restated as of December 31, 2008.

5.9	Death Benefits. Notwithstanding anything in Section 5 to the contrary, the event of the death of a Participant, the Participant’s 409A Account shall be paid as follows:

(a)	Death Before Commencement of Payments. In the event that a Participant dies at any time before the payment or commencement of payment of his 2005-2009 Contribution Account and/or Post-2009 Contribution Account, as applicable, such Account or Accounts, as applicable, shall be paid to the applicable Death Benefit Beneficiary or Beneficiaries in a single lump sum payment 60 days following the date of the Participant’s death.

(b)	Death After Commencement of Payments. In the event a Participant who has made a Transition Election or Subsequent Deferral Election dies after installment payment of his 2005-2009 Contribution Account and/or Post-2009 Contribution Account, as applicable, has commenced, the remaining installments (if any) from such Account or Accounts, as applicable, shall be paid to the applicable Death Benefit Beneficiary or Beneficiaries in a single lump sum payment 60 days following the date of the Participant’s death.

SECTION 6.

MANNER AND TIME OF PAYMENT OF GRANDFATHERED ACCOUNTS

6.1	Distribution of Grandfathered Accounts. Notwithstanding anything in the foregoing to the contrary, the distribution of all Grandfathered Accounts shall be made in accordance with the provisions of this Section 6. These distribution provisions are the same as the distribution provisions under the Plan as in effect on October 3, 2004, except that (a) certain distribution options previously available to Participants have been eliminated and (b) as reflected in these provisions, effective January 1, 2008, the Company has, in its discretion, determined that all deferral requests made by Participants will be automatically approved upon timely submission in accordance with the procedures established by the Company. No provision of this restatement of the Plan or provision of any subsequent amendment that (i) represents a material enhancement of the benefits or rights available under the Plan on October 3, 2004 or (ii) adds a new material benefit or right that did not exist under the Plan on October 3, 2004 shall apply to Grandfathered Accounts.

6.2	Distribution at Termination. Unless a Participant makes a timely Subsequent Deferral Election under Section 6.3 below, the Participant’s Grandfathered Account shall be paid to the Participant, or his beneficiaries, in cash in a single lump sum distribution as soon as administratively feasible after the first January 1 or July 1 that is at least six months following the Participant’s termination or death.

6.3	Subsequent Deferral Election. A Participant who terminates employment from the Employers and all Affiliates may elect to defer distribution of his Grandfathered Account in accordance with the provisions of this Section 6.3. Such an election is referred to as a “Subsequent Deferral Election.”

(a)	Deferral of Grandfathered Account. A Participant may elect to defer distribution of his Grandfathered Account under the Plan to a date later than the first January 1 or July 1 that is at least six months following his termination of employment pursuant to a Subsequent Deferral Election. If a Participant makes a Subsequent Deferral Election, the Company shall pay his Grandfathered Account under the Plan at the time and in the manner specified in this Section 6.3.

(b)	Submission of Subsequent Deferral Election. A Subsequent Deferral Election must be submitted to the Company prior to the Participant’s termination of employment in accordance with the procedures established by the Company. The Subsequent Deferral Election must specify the Deferral Period (as defined in Section 6.3(c) below) and the Payment Form (as defined in Section 6.3(d) below) elected by the Participant. Except as provided in Sections 6.3(e) and (f) below, once a Subsequent Deferral Election has been submitted, the Subsequent Deferral Election shall be irrevocable. A Participant’s deferral request that was granted under the Pharmacia Parity Plan shall remain in effect under the Plan.

(c)	Determination of Deferral Period. Any Deferral Period with respect to a Participant’s Grandfathered Account shall be a minimum of three years from the first January 1 or July 1 that is at least six months after the Participant’s termination of employment, except that payment must begin no later than the date the Participant attains age 70-1/2. The Deferral Period may, but need not, coincide with any Deferral Period elected by the Participant under the Pension Parity Plan.

(d)	Form of Payment. As part of his Subsequent Deferral Election, the Participant shall elect that, at the end of the Deferral Period, the Participant’s Grandfathered Account shall be paid pursuant to one of the payment forms specified in the Pension Parity Plan. Currently, these forms are as follows:

(i)	A Single Lump Sum Option under which the entire value of the Participant’s Grandfathered Account shall be paid to the Participant in a single lump sum at the end of the Deferral Period.

(ii)	A Term Certain Option which shall provide for payment of the Grandfathered Account to the Participant in equal monthly installments over a designated number of whole years not to exceed the lesser of (x) the life expectancy of the Participant at the end of the Deferral Period and (y) 10 years, beginning at the end of the Deferral Period.

(e)	Death of Participant.

(i)	Death Before Termination of Employment. In the event that a Participant dies prior to termination of employment, any Subsequent Deferral Election shall be cancelled, and the Participant’s Grandfathered Account shall be paid to the applicable Death Benefit Beneficiary or Beneficiaries in cash as soon as administratively feasible after the January 1 or July 1 that is at least six months after the Participant’s death. A Subsequent Deferral Election will only become effective if the Participant lives until his termination of employment.

(ii)	Death During Deferral Period. In the event that a Participant who has made a Subsequent Deferral Election with respect to his Grandfathered Account dies during the Deferral Period, his Grandfathered Account shall be paid to the applicable Death Benefit Beneficiary or Beneficiaries in 60 equal monthly installments commencing on the first day of the month following the month in which the Participant dies.

(iii)	Death After Commencement of Payments. In the event that a Participant dies after the commencement of installment payments from his Grandfathered Account, the remaining installments (if any) shall continue to be paid to the applicable Death Benefit Beneficiary or Beneficiaries. In the event that the applicable Death Benefit Beneficiary dies after the Participant dies and before the entire Grandfathered Account is distributed, the value of any remaining payments shall be paid in a single lump sum to the estate of the applicable Death Benefit Beneficiary unless the Participant designated a surviving concurrent, contingent or successor Death Benefit Beneficiary for purposes of his Grandfathered Account.

(f)	Financial Emergency Distribution. In the event that a Participant who has made a Subsequent Deferral Election incurs a severe, unforeseeable financial emergency either after his termination of employment or after payment has begun, such Participant may request from the EBPC an emergency distribution of the amount necessary to satisfy the financial emergency. The EBPC shall have sole authority to determine if a financial emergency exists and the amount of the distribution necessary to meet the emergency. The decision of the EBPC shall be final and binding upon all parties. The EBPC may determine that a severe financial hardship exists only if the distribution is necessary in light of immediate and heavy financial needs of the Participant which cannot be met from the other financial sources available to the Participant and if disallowance of the accelerated distribution would result in a severe financial hardship to the Participant. Amounts which are distributed under this provision will reduce the Participant’s benefit.

6.4	Participants Terminating Prior to January 1, 2009. The payment provisions applicable to Participants who terminate employment on or after January 1, 2005 and on or before December 31, 2008 are set forth in Appendix A of the original.

SECTION 7.

BENEFICIARY DESIGNATIONS

7.1	Generally. A Participant may designate one or more beneficiaries (each a “Death Benefit Beneficiary”) to receive all or any defined portion of the death benefit payable with respect to the Participant’s SIP Parity Account in the event that the Participant dies prior to receipt of the full balance of such SIP Parity Account. A Participant may designate separate Death Benefit Beneficiaries in respect of his 409 Account and his Grandfathered Account. In the event that a Participant fails to designate a Death Benefit Beneficiary for any portion of his SIP Parity Account or each Death Benefit Beneficiary for any portion of his SIP Parity Account predeceases a Participant, the beneficiary designation in effect for such Participant under the SIP Plan shall govern to whom distributions are to be made from the Plan with respect to such portion of the Participant’s SIP Parity Account in the event such Participant dies prior to receipt of all amounts due him under the Plan with respect to such portion of the Participant’s SIP Parity Account. In the event that no designated Death Benefit Beneficiary survives a Participant with respect to any portion of a Participant’s SIP Parity Account and such Participant fails to designate a beneficiary under the SIP Plan or the designated beneficiary under the SIP Plan predeceases the Participant, such portion of the Participant’s SIP Parity Account shall be paid to the deceased Participant’s estate.

7.2	Procedures. Each Death Benefit Beneficiary designation shall be made in such form or format as may be determined by the Company from time to time. A Death Benefit Beneficiary designation shall be effective only if completed, dated and filed by the Participant with the Company prior to the Participant’s death in accordance with the rules and procedures established by the Company. A Participant may revoke a Death Benefit Beneficiary designation and make a new Death Benefit Beneficiary designation at any time (including after installment payments have commenced), but any such change shall be effective only if it is received by the Company prior to the Participant’s death. A Participant’s Death Benefit Beneficiary designation in effect under the Pharmacia Parity Plan immediately prior to the Effective Date shall be deemed a valid Death Benefit Beneficiary designation under the Plan unless and until the Participant revokes such beneficiary designation or makes a new beneficiary designation as provided in the Plan.

SECTION 8.

VESTING; LOANS

8.1	Vesting. A Participant’s interest in a Deferral Election Sub-Account is always fully vested and nonforfeitable. A Participant’s interest in any form of Employer Excess Contribution will be based upon the vesting provisions of the SIP Plan applicable to the Equivalent Form of Employer Contribution under the SIP Plan (such as Employer Matching Contributions and Employer Core Contributions) and shall become vested and nonforfeitable at such times during employment and in such percentages as it would have if such contributions had been made as an Equivalent Form of Employer Contribution under the SIP Plan. No amounts shall become vested after a Participant’s Separation from Service or death.

8.2	Loans Prohibited. No loans shall be permitted to any Participant of any amounts credited to his SIP Parity Account. No portion of a Participant’s SIP Parity Account shall be considered as part of the Participant’s SIP Plan Accounts for purposes of determining the maximum amounts that can be borrowed from the SIP Plan.

SECTION 9.

SOURCE OF PAYMENTS

All amounts due under the Plan and any expenses of administration shall be payable solely from the general assets of the Employers. The establishment of the Plan, and the operation thereof, shall not be deemed to create a trust. No Participant shall have any security or other interest in any assets of the Employers due to or arising from his participation in the Plan.

SECTION 10.

ADMINISTRATION; AMENDMENT AND TERMINATION

10.1

General Administration. The Company shall have full authority to establish, amend and rescind rules and regulations relating to the Plan and administer the Plan with respect to all Participants, generally. Unless otherwise set forth to the contrary herein, the Plan and the rules and regulations hereunder shall be construed and interpreted by the Internal People Committee, or, to the extent necessary or appropriate in view of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, by the Board People Committee. The Company or

the Committee, as appropriate, may delegate any of its authority, duties and responsibilities under the Plan to any other person, including any third party administrator selected by the Company. Any such delegation shall be in writing and shall specify the identity of the delegate and the responsibilities delegated to such person.

10.2	Amendment and Termination.

(a)	The Board People Committee or its delegate may from time to time make such amendments to the Plan as it may deem proper and in the best interests of the Company, and it may terminate the Plan at any time; provided, that no such amendment or termination shall, without the consent of the affected Participant, reduce the amounts that have been credited to the Participant’s SIP Parity Account. If this Plan is terminated, the Board People Committee or its delegate may authorize early payment of benefits to Participants and Beneficiaries to the extent consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix) (or any successor provision).

(b)	Notwithstanding any other provision of the Plan, subject to the requirements of Code Section 409A, to the extent applicable to a Participant’s benefit, the Committee or its delegate may make such amendments to the Plan, to any procedures established under the Plan, and to any Deferral Election or Subsequent Deferral Election hereunder, as it may determine to be necessary to comply with any applicable law, regulation or requirement, including without limitation wage controls or guidelines. Such amendments need not apply uniformly to all Participants.

SECTION 11.

CLAIMS PROCEDURES

A claim for benefits under the Plan shall be handled as follows:

11.1	Filing a Claim. Each individual who claims to be eligible for benefits under the Plan (a “Claimant”) may submit a written claim for benefits (a “Claim”) to the EBPC where the individual believes a benefit to which such individual is eligible has not been provided under the Plan. A Claim must be set forth in writing on a form provided or otherwise approved by the EBPC and must be submitted to the EBPC.

11.2	Review of Claim. The EBPC shall evaluate each properly filed Claim and notify the Claimant of the approval or denial of the Claim within 90 days after the EBPC receives the Claim, unless special circumstances require an extension of time for processing the Claim. If an extension of time for processing the Claim is required, the EBPC shall provide the Claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the EBPC received the claim).

11.3	Notice of Claim Denial. If a Claim is denied in whole or in part, the EBPC shall provide the Claimant with a written notice setting forth: (a) the specific reasons for the denial; (b) references to pertinent Plan provisions upon which the denial is based; (c) a description of any additional material or information needed and an explanation of why such material or information is necessary; and (d) the Claimant’s right to seek review of the denial pursuant to Section 11.4 below.

11.4

Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant shall have the right to: (a) request that the EBPC review the denial; (b) review pertinent documents; and (c) submit issues and comments in writing, provided that the Claimant files a written request for review with the EBPC within 60 days after the date on which the Claimant received written notice from the EBPC of the denial. Within 60 days after the EBPC receives a properly filed request for review, the EBPC shall conduct such review and advise the Claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the EBPC shall provide the Claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the EBPC received the request for review). The EBPC shall inform the Claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision, reference to Plan provisions upon which the decision is based and other required information. A decision on review shall be final and binding on all persons for all purposes.

11.5	Procedures Control. No Claimant or other individual may file any claim for benefits or request a review of a denial of any claim unless such person follows the provisions and timeframes of this Section. A Claimant or other individual shall not be entitled to bring any action in any court unless such person has exhausted such person’s rights under this Section by timely submitting a Claim and requesting a review of a decision with respect to such Claim.

11.6	Compliance with Code Section 409A. Any claim for benefits under the Plan must be made by the Claimant no later than the time prescribed by Treas. Reg. § 1.409A-3(g) (or any successor provision), to the extent applicable. If a Claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Treas. Reg. § 1.409A-3(g) (or any successor provision), to the extent applicable.

SECTION 12.

LIMITATIONS ON PAYMENTS

Except as may be required by the federal income tax withholding provisions of the Code, by an applicable state’s income tax act, or by an applicable foreign, city, county or municipality’s earnings or income tax act, the interests of Participants and their designated beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by a Participant, his beneficiary, or any other person or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. The Company may cancel and refuse to pay any portion of a SIP Parity Account which is sold, transferred, alienated, assigned, pledged, anticipated or encumbered.

SECTION 13.

GENERAL PROVISIONS

13.1	Facility of Payment. When a person entitled to a distribution under the Plan is under a legal disability, or, in the opinion of the EBPC, is in any way incapacitated and unable to manage his financial affairs, the EBPC may direct that the distribution to which such person otherwise would be entitled shall be made to such person’s legal representative(s) or to a relative or friend of such person for such person’s benefit, or the EBPC may direct the application of such distribution for the benefit of such person.

13.2	Absence of Guaranty. Neither the Company, the Employers nor any committee of the Company or the Employers in any way guarantees any payment to any person with respect to this Plan.

13.3	Security. A Participant shall remain a general creditor of the Company with respect to his SIP Parity Account and shall not have any security or other interest in any assets of the Company, or any other Employer, due to or arising from the fact that any portion of his interest in such SIP Parity Account is nonforfeitable.

13.4	Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employment of the Company or any Employer or Affiliate.

13.5	Gender and Number. Where the context admits, words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

13.6	Headings. Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the Section shall control.

13.7	Successors. The provisions of the Plan shall be binding upon the Company, the Employers and successors and assigns of any of them and upon the Participant and his heirs, beneficiaries, estates and legal representatives.

13.8	Controlling State Law. To the extent not superseded by the laws of the United States, the laws of the State of Missouri, determined without regard to its conflict of law rules, shall be controlling in all matters relating to the Plan.

13.9	Severability. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

13.10	Code Section 409A. The Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable, and shall be interpreted and administered accordingly.

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